Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy, Inc. Reports Third Quarter 2010 Financial Results

•	Net income of $7.4 million

•	Diluted EPS of $0.23

OMAHA, NE (GLOBE NEWSWIRE) – October 21, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the third quarter of 2010. Net income attributable to Green Plains was $7.4 million, or $0.23 per diluted share, compared to net income of $5.5 million, or $0.22 per diluted share, for the same period of 2009. Revenues were $496 million for the third quarter of 2010 compared to $362 million for the same period of 2009.

“We are pleased to report our sixth consecutive profitable quarter,” said Todd Becker, President and Chief Executive Officer. “All segments of our business contributed to this result with positive operating income. In ethanol production, we continued to take advantage of opportunities to lock away forward margins as they became available. We also had another strong operating quarter, producing over 129 million gallons of ethanol which exceeded our expected capacity due to process improvements implemented over the past year,” Becker added.

“We expect to achieve another growth milestone in the near future when we complete the previously-announced acquisition of Global Ethanol, LLC. With the addition of the two Global ethanol plants, we will have an expected annual operating capacity of approximately 657 million gallons of ethanol and expect to market and distribute over one billion gallons annually. We will continue to look for additional consolidation opportunities that may become available at attractive valuations,” stated Becker.

“We were pleased that the EPA recently approved the E15 waiver for model year 2007 and newer vehicles. It is a good first step toward higher blends of ethanol in our fuel supply and we anticipate a decision from the EPA in the near future on model year 2001 through 2006 vehicles. This approval demonstrates that ethanol is a permanent and growing piece of our nation’s energy needs,” commented Becker.

Revenues for the nine-month period ended September 30, 2010 were $1,376 million compared to $867 million for the same period of 2009. Net income attributable to Green Plains for the nine-month period ended September 30, 2010 was $31.6 million, or $1.05 per diluted share, compared to a net loss of $3.3 million, or $(0.13) per share, for the same period of 2009.

“In the past few months, ethanol industry operating margins expanded as ethanol prices increased more than the recent increases in corn prices. As a result, we expect an even stronger fourth quarter. We believe improved ethanol margins combined with a solid harvest quarter from our expanded agribusiness segment and a modest contribution from corn oil extraction should drive a solid finish to 2010,” added Becker.

EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $26.1 million for the third quarter of 2010 compared to $19.3 million for the same period of 2009. Green Plains had $177.0 million total cash and equivalents and $17.6 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) at September 30, 2010. EBITDA for the nine-month period ended September 30, 2010 was $85.6 million compared to $29.9 million for the same period of 2009. (For reconciliations to net income (loss) attributable to Green Plains, see “EBITDA” below.)

Recent Business Highlights

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On September 28, 2010, Green Plains announced that it had entered into a definitive agreement to acquire Global Ethanol, LLC. Global owns two operating ethanol plants which are located in Lakota, IA and Riga, MI and have a combined annual production capacity of approximately 157 million gallons (“mmgy”). The acquisition will increase Green Plains’ capacity by 31% to approximately 657 mmgy. Once the transaction is closed, Green Plains expects to market and distribute more than one billion gallons of ethanol production on an annual basis.

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On October 13, 2010, the U.S. Environmental Protection Agency waived a limitation on selling fuel that is more than 10 percent ethanol for certain vehicles. The waiver applies to fuel that contains up to 15 percent ethanol – known as E15 – and currently only applies to model year 2007 and newer cars and light trucks.

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On October 16, 2010, BioProcess Algae, LLC and Green Plains received final approval of the Iowa Power Fund’s $2.0 million matching grant for Phase II of its Grower HarvesterTM algae project located at Green Plains’ Shenandoah, IA ethanol plant. The expansion is expected to cost $4.7 million and is scheduled to be operational by the end of 2010. The cost of the Phase II project will be shared by the joint venture partners and the matching grant provided by the Iowa Power Fund. As part of Phase II funding, Green Plains increased its ownership in BioProcess Algae to 35%.

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In October 2010, Green Plains began producing corn oil at one of its ethanol plants and expects to begin corn oil production at two other plants later in the fourth quarter. It is anticipated that implementation at all of its ethanol plants will cost approximately $18.0 million in total and will be completed by the end of the second quarter of 2011.

Conference Call

On October 22, 2010, Green Plains will hold a conference call to discuss its financial results for the quarter ended September 30, 2010. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 877-868-1833 and the international dial-in number is 914-495-8604. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. The conference call will also be archived and available for replay through November 5, 2010.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with annual expected operating capacity totaling approximately 500 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “estimates,” “expects,” “will,” “predicts,” “intends,” “plans,” “believes,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, the timely completion of corn oil extraction projects, expected corn oil recovery rates and operating expenses, risks related to closing and achieving anticipated results from acquisitions and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$496,299	$361,723	$1,376,132	$867,460
Cost of goods sold	464,294	340,321	1,275,981	829,296

Gross profit	32,005	21,402	100,151	38,164
Selling, general and administrative expenses	15,016	10,648	41,582	30,413

Operating income	16,989	10,754	58,569	7,751

Other income (expense)
Interest income	97	18	223	145
Interest expense	(6,158)	(5,657)	(16,473)	(12,001)
Other, net	(430)	245	(540)	752

Total other expense	(6,491)	(5,394)	(16,790)	(11,104)

Income (loss) before income taxes	10,498	5,360	41,779	(3,353)
Income tax expense (benefit)	3,083	(189)	9,989	(189)

Net income (loss)	7,415	5,549	31,790	(3,164)
Net income attributable to noncontrolling interests	(49)	(95)	(163)	(96)

Net income (loss) attributable to Green Plains	$7,366	$5,454	$31,627	$(3,260)

Earnings (loss) per share:
Basic	$0.23	$0.22	$1.06	$(0.13)

Diluted	$0.23	$0.22	$1.05	$(0.13)

Weighted average shares outstanding:
Basic	31,369	24,955	29,769	24,921

Diluted	31,584	24,995	30,080	24,921

Revenues and operating income increased in the third quarter of 2010 compared to the same quarter of 2009 primarily as a result of the third quarter of 2010 including a full quarter of operations from the Central City and Ord, NE ethanol plants acquired in July 2009 and from additional agribusiness operations in western Tennessee acquired in April 2010. Ethanol production rates were higher, while operating margins were consistent in the third quarter of 2010 compared to the same period in the prior year. These factors contributed to the overall increase in revenues of $134.6 million, an increase in gross profit of $10.6 million and an increase in operating income of $6.2 million in the third quarter of 2010 compared to the same period of 2009.

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related co-products, collectively referred to as ethanol production; (2) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness; and (3) marketing and distribution of Company-produced and third-party ethanol and distillers grains, collectively referred to as marketing and distribution. Corporate operating expenses not directly related to a specific operating segment are reflected in the table below as corporate activities.

The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Ethanol production	$250,358	$205,808	$740,962	$495,365
Agribusiness	98,469	44,579	203,315	149,547
Marketing and distribution	419,863	317,915	1,205,184	727,477
Intersegment eliminations	(272,391)	(206,579)	(773,329)	(504,929)

	$496,299	$361,723	$1,376,132	$867,460

Gross profit:
Ethanol production	$19,793	$16,764	$69,995	$18,668
Agribusiness	6,113	1,876	14,557	11,965
Marketing and distribution	6,221	3,389	15,625	8,071
Intersegment eliminations	(122)	(627)	(26)	(540)

	$32,005	$21,402	$100,151	$38,164

Operating income (loss):
Ethanol production	$17,152	$14,143	$62,102	$12,416
Agribusiness	537	(1,094)	991	3,062
Marketing and distribution	3,264	1,204	6,996	1,237
Intersegment eliminations	(122)	(627)	(26)	(540)

Segment operating income	20,831	13,626	70,063	16,175
Corporate activities	(3,842)	(2,872)	(11,494)	(8,424)

	$16,989	$10,754	$58,569	$7,751

Intersegment revenues and corresponding costs were eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current presentation.

Ethanol Production Segment

The chart below presents key operating data within our ethanol production segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Ethanol sold	128,924	107,335	382,783	257,599
(thousands of gallons)

Distillers grains sold	370	306	1,099	745
(thousands of equivalent dried tons)

Corn consumed	46,299	38,872	137,358	92,639
(thousands of bushels)

Revenues for the ethanol production segment increased $44.6 million to $250.4 million for the third quarter of 2010 compared to the same period of 2009. The Company sold 128.9 million gallons of ethanol within the ethanol production segment during the quarter, an increase of 21.6 million gallons over the same period of 2009. These increases in revenues and sales volumes are primarily due to the addition of the two Nebraska ethanol plants acquired in July 2009.

Cost of goods sold in the ethanol production segment during the third of 2010 increased $41.5 million to $230.6 million compared to the same period of 2009. This increase was primarily due to an increase in the consumption of corn by 7.4 million bushels during the third quarter of 2010 when compared to the same period of 2009. Depreciation and amortization expense for the ethanol production segment was $7.9 million during the third quarter of 2010 compared to $7.5 million during the same period of 2009. Operating income for the ethanol production segment for the third quarter of 2010 increased by $3.0 million to $17.2 million compared to the same quarter of 2009. The improvement in operating income was primarily a result of higher production and sales volumes due to the addition of the two Nebraska ethanol plants.

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The following chart summarizes the approximate percentages of forecasted production or usage, excluding the effects of the pending Global acquisition, for the next 12 months under fixed-price contracts as of September 30, 2010:

Portion Subject to Fixed-Price Contracts
Ethanol Production	15%
Distillers Grains Production	18%
Corn Usage	19%
Natural Gas Usage	23%

Agribusiness Segment

The chart below presents key operating data within our agribusiness segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Grain sold	18,966	9,263	36,715	22,091

(thousands of bushels)

Fertilizer sold	385	700	33,607	25,352

(tons)

Agribusiness segment revenues increased $53.9 million to $98.5 million for the third quarter of 2010 compared to the same period of 2009. The Company sold 19.8 million bushels of grain during the third quarter of 2010 compared to 9.5 million bushels of grain during the third quarter of 2009. Gross profit and operating income for the agribusiness segment increased $4.2 million and $1.6 million, respectively, for the third quarter of, 2010 as compared to same period in 2009. Operating income was $0.5 million during the third quarter of 2010 compared to an operating loss of $1.1 million during the same period of 2009. The increases in revenues, gross profit and operating income in the agribusiness segment were due primarily to the addition of the Tennessee agribusiness assets in the second quarter of 2010. The agribusiness segment’s quarterly performance fluctuates on a seasonal basis with generally stronger results expected in the second and fourth quarter of each year.

Marketing and Distribution Segment

Revenues of the marketing and distribution segment increased $101.9 million for the third quarter of 2010, as compared to the quarter ended September 30, 2009. The increase in revenues was primarily due to an increase in ethanol marketed. The Company sold 222.0 million gallons of ethanol within the marketing and distribution segment during the third quarter of 2010, compared to 162.2 million gallons sold during the same period of 2009. The increase in ethanol-related revenue is due to expanded production at owned plants, as well as expanded third-party marketing. During the first quarter of 2009, Green Plains began providing marketing services for three third-party ethanol plants. The third quarter of 2010 includes revenues for marketing services for those three third-party ethanol plants plus a fourth third-party ethanol plant that Green Plains began marketing for in the fourth quarter of 2009. Gross profit for the marketing and distribution segment increased $2.8 million for the third quarter of 2010 as compared to the same period of 2009. Operating income was $3.3 million during the third quarter of 2010 compared to operating income of $1.2 million during the same period of 2009. The increase in gross profit and operating income were primarily due to greater volume of ethanol and distillers grains marketed as compared to the prior year.

EBITDA

Management uses EBITDA to compare the financial performance of its business segments and to internally manage those segments. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

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The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss) attributable to Green Plains	$7,366	$5,454	$31,627	$(3,260)
Net income attributable to noncontrolling interests	49	95	163	96
Interest expense	6,158	5,657	16,473	12,001
Income taxes	3,083	(189)	9,989	(189)
Depreciation and amortization	9,489	8,267	27,362	21,262

EBITDA	$26,145	$19,284	$85,614	$29,910

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	September 30, 2010	December 31, 2009
ASSETS

Current assets	$435,167	$252,446
Property and equipment, net	600,744	596,235
Other assets	29,989	29,400

Total assets	$1,065,900	$878,081

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$256,185	$174,332
Long-term debt	367,915	388,573
Other liabilities	17,074	4,468

Total liabilities	641,174	567,373
Total stockholders’ equity	424,726	310,708

Total liabilities and stockholders’ equity	$1,065,900	$878,081

At September 30, 2010, Green Plains had $177.0 million in total cash and equivalents and $17.6 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Total debt was $470 million, including $64.2 million outstanding under commodity and trade receivable revolvers in the marketing and distribution and agribusiness segments. Green Plains had total assets of approximately $1,066 million and total stockholders’ equity of approximately $425 million. As of September 30, 2010, Green Plains had approximately 31.4 million common shares outstanding.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

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